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Mr. Edward Kelly                                                    Exhibit 99.2
Mercantile Bankshares Corp.
Chairman, President & CEO
April 8, 2003
10:00 a.m. EDT

Address to SunTrust Robinson Humphrey 32nd Annual Institutional Conference

Let's get started. Mercantile Bankshares from Baltimore, Maryland. Ned Kelly, Chairman and CEO is here to talk about the Company and also their most recent acquisition of F&M Bancorp, which was announced a few weeks ago and also based in the Baltimore, Washington area. Mercantile is a company that continues to score extremely high on our credit quality survey that we do every quarter, in addition to looking at risk adjusted returns, which we have done both near term and long term. Mercantile also scores very high in that as well. So, we are pleased to have Ned here today, who will give you a discussion with the company as well as what's happening going forward and we look forward to your questions.

Mr. Kelly: Thanks, Chris. Good morning. As Chris said, I am Ned Kelly, the Chairman and CEO of Mercantile Bankshares. I think a number of you in the room are pretty familiar with Mercantile, but I might take just a couple of minutes to give you a brief overview for those of you who are not, and then what I would like to do is to move directly to some of the questions and concerns I have had around the F&M acquisition.

Mercantile is a regional bank holding company. Pro forma for F&M, we'll have about 13 billion in assets. I think it has several hallmarks, one of which is no slideshows, which I may change actually as we go forward. The second is that it has got very strong returns, very strong capitalization, very good credit quality across cycles, very strong reserves. Those are things which I hope will be immutable as we go forward because they have been guideposts, I think, for the bank historically and will continue to be. The other thing that's notable about us is of course the affiliate structure. We have 20 affiliates, depending on how you count them. The lead bank in

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Baltimore, which is about 40% of the assets in revenues, and then smaller banks sprinkled throughout Maryland, Virginia, and Delaware, which are about 60% of the assets and revenues and net income and have become an increasingly important part of the firm, especially given the fact that the lead bank does a bunch of specialized lending and tends to be more asset sensitive than the affiliates. The affiliates, in particular several of them, are also in very strong growth markets, which have given us some balance in circumstances where rates have been declining, which has created a difficult environment for us. Historically, for very good reasons we have been very long liabilities, short assets, which has made us asset sensitive and obviously with the rate declines over the last couple of years has put some pressure on earnings. We've still grown earnings but obviously not so quickly as we do in rising rate environments.

The F&M acquisition, $2.1 billion in assets in F&M. As you know, it is based in Frederick, Maryland. If you think about it geographically, Frederick, Washington, and Baltimore form a triangle that's probably the, ex northern Virginia for a second, but that may be one of the stronger growth triangles in the mid-Atlantic. Mercantile to some extent had an eastern bias rather than a western one within Maryland and F&M gives us a very strong position in Frederick, bridges the gap we had between Frederick and the western part of the state because it gives us a position in Hagerstown as well. We plan to integrate the acquisition by splitting F&M up to some extent. If you think of F&M as having had 2.1 billion in assets which it did, we have a bank in Frederick as well, which has about 300 million. There will be a resulting bank in Frederick, which I will call for present purposes F&M, which will have about 1.5-1.6 billion. If you take the 700-800 million of F&M assets that that leaves, we are going to split them up among three of our affiliates; one in Carroll County, which is Westminster Union, one in Howard County, which is Citizens and one in Montgomery county which is Potomac Valley. That reflects as you go up by 270 from Washington, sort of new commuting patterns and very strong growth in that region. Fortunately, for us those are among our very best CEOs and I think, while on one level it might seem to increase execution risk, my own view is that it mitigates it because we are breaking it up into more digestable pieces, and in fact, moving customers and clients closer to the geography where they are currently situated in terms of our affiliates managing it.

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I have heard a number of concerns as I talked to people about the acquisition over the past several weeks. I would just like to address a number of them and then open it to questions because I am sure you will find that more helpful and I certainly do in terms of hearing what your concerns might be. The first concern, and it has two aspects to it, one was timing, and unfortunately, as I said, one can't pick one's time necessarily. The fact is for us, I think, that this was a strategic acquisition. There are, depending on how you count, three or four firms left in Maryland, apart from ourselves, who have more than a billion in assets. F&M was one of those. As I said, it's in a region that is in fact complementary to ours but also fits extremely well within our current footprint, and from my standpoint has very strong growth potential and was an acquisition that was difficult to pass up. Their Board has, as boards sometimes do, decided that they should explore alternatives. We weren't able to pick that time but given the fact that we are presented with the opportunity, we thought it was important enough to seize. Related to that, of course, is the price issue. There were those who thought that the pricing parameters were rich. It was roughly, if you took the nominal price at announcement, which was $46, it was roughly 19.2 times forward; a little north of 2.6 times book. The core deposit premium, as I recall, was in the neighborhood of 19.5%. The fact is we priced the deal to accommodate F&M on a 10-day trailing average. So we were able to announce the nominal price of $46; if you actually look at our day-prior-to-announcement price the deal price was $44.42, which takes those pricing parameters down somewhat; takes it to below 2.6 times book at 2.59 tangible book, and takes the forward earnings multiple down to 18.5. I have actually been out of the country for the last day or so but I am told by Chris that there was a deal announced yesterday in the Washington area, which had pricing parameters, especially in the book front, which were considerably richer than theirs. The market premium obviously was also eye catching. I don't have any particular explanation for that market premium. I can tell you that we looked at it based on book and based on the earnings multiple and based on what we believe we can get out of the franchise, and thought that it was the right thing to do. It still remains curiously enough, as someone described it, a sellers market. I am not quite sure why that is, but it does. I think people still may have more robust expectations than one might anticipate in the current environment, but in a curious way, I mentioned this earlier, in a curious way, which I would never have guessed especially given my background, it may be that auction transactions are almost better than negotiated ones in the sense that the auction transactions give the seller a reality check whereas negotiated transactions

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tend to be priced at a point -- if you are willing to meet it, you get the deal done; if you are not, you are not. I can tell you in the two years that I have been there, we have looked at a number of deals that we have chosen not to do based on what I regarded at the time as too false of expectations on the part of the sellers. The other concern I've heard is risk -- no surprise. I think in the current environment everybody is very skeptical about deals and understandably so. As many of you know, I've spent a good part of my life as both a bank lawyer and a banking investment banker, and I am certainly aware of a number of deals that have not worked out based on very aggressive assumptions and based on very poor integrations. My own view of this deal is that the risk is real. There is always risk in a deal like this. Having said that, I think it is mitigated by a number of factors. One is, as I said, we're splitting it up and I have got some of my very best CEOs who are working on the deal and will help us to integrate it. I think the other thing is that there is very good overlap here. As I said, there is some complimentarity but there is also very good fit. So I think our view that we're going to be able to get 35% of the costs out, while on one level aggressive, is reasonable and we are comfortable with it. We would not have done the deal, had we not been comfortable with it. F&M, as you know, had an efficiency ratio, rough numbers, in the low 60s; Mercantile's firm-wide efficiency ratio is in the mid 40s, our affiliates actually run in the low 40s, and Merc-Safe, which is the lead bank, runs at about 50. So, you can see if we can bring them into line with where we are, that helps us considerably as we go forward.

The other thing on the risk front that helps me is that as you probably know F&M is one of the few banks we could have bought that would actually improve our credit quality ratios. So, if you look at it on a pro forma basis, they had 19 basis points non-performers, 13 basis points charge offs, as I recall. The reserve ratio of 1.05 was a little bit lower than ours, but pro forma, we still end up at 1.77, which I think is still considerably in excess of peer averages. My own view, for what it's worth, is that F&M was an underleveraged franchise, as reflected in the efficiency ratio, as reflected in what they have been able to do historically. Although for reasons I will get to, I think they were beginning to realize some upsides. And that leads me to the next point. People have said, "How do you expect to grow this thing and why do you make the assumption that you are going to be able to grow F&M's earnings for purposes of the dilution analysis at 9.5% in 2004." I think there are a few reasons for that; one, we compared it with our affiliates who are operating in those markets, and our affiliates have enjoyed very strong growth, growth in excess

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of that 9.5% in fact; the second is that while we relied on IBES numbers, as one does in connection with acquisitions, we of course were able to look at F&M's numbers and we derived more comfort from that as well in terms of making that assumption; and the third thing is if you just look at F&M's earnings trajectory over the last few years, they were $1.72, $1.90, $2.25 and then $2.40, and if there is a number that doesn't fit in that trajectory without, frankly, questioning it one way or the other, it is 2.40. If you look at how it is that they have managed to grow earnings. Where that leads us to is that, I think, we are comfortable with the growth assumption we've made for purposes of the dilution analysis. And one other thing that I would point out, again to the growth point, is that I think these are complementary franchises. If you look at the nature of F&M's asset portfolio, for example, they're rough numbers -- 13% commercial, 21% consumer, and 27% residential mortgage. We are in some respects a mirror of that. We are 32% commercial, 14% consumer, and 15% mortgage. You know, the fact is that if we can each bring to bear on each other what we each do well, I think we can end up with more balanced portfolios and greater growth. I think the opportunity for us to do more commercial lending within the F&M footprint, especially given the demographics and the growth dynamic, is going to be very considerable.

The other thing I always hear a lot about, and I've heard about it since I arrived two years ago, is capital. As you know, Mercantile is very strongly capitalized. It has had tangible ratios in the mid 11s. For this deal, pro forma, it goes to 9.8. The fact is that if you looked at it really on a combined basis as we go through everything, it goes to about 9; it rebuilds to over 10 very quickly. I think there is huge virtue in having a lot of capital. I think it is, as I said, part of what Mercantile has been in the past. My bias is towards more rather than less capital. Having said that, I think it is also clear that we have more than enough firepower, if it comes to it to the extent that the stock is weak, to adjust the capital as well. As many of you know, my view is that we cannot buyback shares prior to the closing. I think that has been the SEC's view for a while, as reflected in the recent action with respect to Wachovia. They have proposed rules out which reflect that. So there is no issue of share buybacks between now and the closing in any event, but I did want to raise that. For what it's worth, I think having taken the tangible ratio from where it was to where it is, that represents fairly considerable progress in the minds of many, but I don't think represents so much progress as to be a source of concern to those who like more capital

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rather than less. I think relative to peers and given where we are as a risk matter, I think we are still very well situated.

The other thing I have heard, which has puzzled me mildly, is "How does this fit with what we understood be your strategy?" I think that strategy should be in quotes in the sense that I have said in the past, and we have taken steps to build the wealth management business. As you know, Mercantile historically had a very good trust business, very strong legacy business. I think it is fair to say that we under-invested in that business for a number of years. When I got there it struck me that we had a couple of choices; either we could acknowledge that we had under-invested and essentially acknowledge that there was a run off; or, we could acknowledge that we'd under-invested and try to rebuild it. And I thought there was enough of a platform there to do the latter, and we have done that. Having said that, even on a Mercantile stand-alone basis it was 10% of the revenues and 10% of the net income. I don't think anyone in their right mind would predicate its "strategy" on something that represents 10% of the firm. I think it was an important tactic for us to try to increase fee income and to try to rebuild that business, which is precisely what we've done. As I said before, my goal was to try to get that to 15% - 20% of the firm. That obviously will be an even steeper hill given F&M because the denominator has increased, but still over time that's where I would like to get it and we will continue to focus on that. As you know, we have done a couple of acquisitions, which I think help us -- small ones -- but I think they help us there, and we've also, I think, built a very strong structure. It is now going to be up to us to sell it to generate momentum on net sales. We are very much focused on that this year and next, and by the end of 2004 I hope to see some considerable progress on that front in terms restoring the margins to where they once were.

The other thing that has come up is the question of future bank acquisitions. I've said since I arrived two years ago that banking was the core of the Mercantile franchise. It continues to be. Certainly for the next year or so, we are going to be intently focused on making sure that we get F&M right. As I'm sure, all of you will be as well. It is an important test for us and I believe that we will be equal to it. We will certainly be focused on meeting it.

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The other issue that's come up from time-to-time, which I'll address just briefly because it tends to show up in headlines every once in a while, is that, as you know, I succeeded [Baldy] about a month ago as Chairman, having succeeded him as CEO in March, 2001. Our relationship remains very strong. I think it was a natural transition. I think, not withstanding the headline I saw in the American Banker, which said something like "Maryland Banker Chairman for Two Weeks Does Big Deal" -- something along that line. I think it ignored the fact that I had been there for two years. We continue to work closely together. The other irony, of course, is that this F&M deal, which some people suspect Baldy might have had a question about, is in fact on a slightly different scale precisely what he did for 20 years, and I think he is extremely supportive of it as a result. Even on the scale front, if you look at how we are breaking it up and put F&M to one side, if you think about it, what we have done essentially is four acquisitions, very to similar to ones that he would have done, at once. Now, obviously that increases risks, but for the reasons I described before, I think we can manage that. But it is community based. It's very much focused on basic blocking and tackling in the banking business - things that we are very good about. And F&M, as you know, is only 15% of our assets pro forma. So it's not, in my view, for reasons I described before, it is not that it qualitatively increases risk.

Finally, and then I will be happy to open it for questions, the other issue that has come up, because I have talked about it from time to time, is where we stand on the asset sensitivity front. I think there are a couple of things that have generated confusion on that front. I don't think, for what it's worth and I am delighted to discuss it, that there is a bank in the United States that's not asset sensitive at this point. I can also tell you that my own view based on experience is that falling rates are good for bad banks. The fact is that falling rates help liability sensitive banks and they help banks with credit problems. Falling rates are not good for good banks, banks that have long liabilities including capital and lots of demand deposits and tend to stay short on the asset front. Our bias is always going to be to be mildly asset sensitive. We are strongly asset sensitive now. We have not done anything frankly to change that markedly. In other words, we have not mortgaged the out-of-the-money option we have on rising rates to support earnings in the near term. Having said that, as we go through the next cycle, whenever that might be, and inevitably it will come, I think the F&M transaction will help us to achieve more balance than we have had historically. That's in part because of their asset profile, in part because of the fact that they have

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got a stronger retail business. And to the extent that it does that, I think it's a good thing. We are certainly not repositioning the balance sheet in such a way as to give away the option on rising rates going forward. But having said that, I think as we go through the next cycle, it might make some sense to think about it.

Now one thing that we have done and that we'll continue to look at and monitor very closely and frankly it's attributable in large part to some of the very good work that Chris has done with respect to our peer banks, is to look at our securities portfolio, which for years has been nothing but laddered treasuries. So in a curious sort of way it just exacerbated our asset sensitivity. We had an asset sensitive loan portfolio and laddered treasuries, which were very short - threw off no cash. We had huge reinvestment risk and were very sensitive to falling rates. We in fact repositioned that portfolio at the margin. But the fact is, as you all understand, there is always a trade, obviously, against the play on the rising rates versus near-term earnings pressure, in terms of what happens on the reinvestment front. Now, we've done what we could to insulate ourselves from the persistent low rate environment or for further cuts in rates. But the fact is, further cuts in rates certainly don't help us. I don't think they help much of anybody at this stage. In a persistently low rate environment, we are obviously not going to grow as fast as I would like us to, but I think we are better positioned than we would have been a year ago based on what we've done. In a rising rate environment we are - as Chris and others have pointed out with some frequency - extremely well positioned. With that, I would be happy to open it for questions. I think that covers by and large the principal concerns that I have heard from people over the past month or so. I appreciate you being here and happy to try to answer whatever it is you might have on your mind. Yes.

Question: [inaudible] but you also said this is currently a sellers market. Do you see that changing in the next 6-12 months?

Mr. Kelly: No, not currently. I think it's going to have a lot to do with the economy though. I think the fact is that if we do have persistently low rates or frankly if we do have another cut. In other words, if we don't get as much of a pop out of a successful conclusion to the war as we all might hope, I think it might. Because I think there are people out there who are confronting

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growth walls and when they run into them I think they get a little more realistic about what they can get. I think the other fact is that there are some buyers but not a lot, which also helps. There are more then you might imagine. You know, in terms of if you show up at the table. In other words, it's the usual suspect plus. And that helps obviously to keep prices up. But, I think if the economy turns down or it just remains flat, it's going to hurt both sellers and buyers and presumably that has some depressing effect on expectations. But as it stands right now, I don't see much of that. Yes.

Question: [inaudible]

Mr. Kelly: Sure. In terms of what's going on in the market currently. I mean, if you'd asked me five years ago, I'm sure if you had asked any of you, everybody would have said the biggest challenge banks face going forward is how it is if they raise deposits - funding is going to be a big deal. Deposits, it's unbelievable. You know, if we didn't want them, they'd still come in. It's just remarkable actually. So, deposit growth has continued to be strong. I saw during the fourth quarter some signs that loan demand might be picking up, which is obviously frankly, just on an anecdotal basis, how I assess what business conditions are like. But it was choppy. You know, the fact is almost from week-to-week in terms of the loan packets that I'd see that we would review at the holding company, some would be larger, some would be smaller. I thought through the beginning of the first quarter there were some signs that it was getting better, and then it began to drop-off again. I think now it seems to be on a little bit of a track backup just in the last couple of weeks. But having said that, I don't think that there is anything there that gives me any strong sign one way or the other. It is flattish. That is my own sense of what the underlying economic conditions are. I think there is still huge uncertainty out there. I think in part it has been resolved now, or at least one hopes. But it looks to me, and you all will know better than I, that based on earnings reports and sort of the underlying fundamentals, there doesn't seem to be a huge surge there and there does seem to be some over capacity that we've got to work through, which is clearly going to have some effect on demand as we go forward. I think from our standpoint, Northern Virginia is an important market. You know, I have long said that. Chris has pointed out, and I think rightly, that if you draw a circle around Washington, pick a number - 50, 75 miles, whatever it is you want to pick. I mean essentially it is a metroplex, and I think that the

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extent that you are involved in one piece of that market it makes sense to be involved in another. It is only the river after all that separates Maryland from Northern Virginia. As you know, there are very few small banks left in Maryland -- by small, I am using circa a billion dollars in assets. There are very few left in Virginia, as well as it is a similar dynamic as there is in Maryland. Having said that, we will always be vigilant about what opportunities might emerge and thinking about how it is that we enter those markets. Although, in the near-term, as I said, we going to be very much focused on F&M. Over the longer-term, it is clearly a market we would like to be in. We are there in a small way now, and we would very much like to expand our presence there over time. Yes.

Question: In terms of couple banks, [inaudible] in the last couple of days saying that they [inaudible] [better economic facility]?

Mr. Kelly: I am not persuaded of that.

Question: [inaudible]. [I am curious of what] [inaudible]?

Mr. Kelly: I can tell you what I have done. Actually, we have undertaken a review of our branch network generally. With F&M, we will have, rough numbers is about 220 branches on a net basis. I think any time you get 220 branches, even though it's not obviously at the scale of some, it is worth taking a look at it to figure out whether we are in the right places, and figuring out whether we should close some to save money, and think about opening some others. But I am very much focused on trying to get paybacks much shorter than they have been for us historically. I don't want this to shock people, and I am not sure that ultimately it will be true for us going forward, but historically the payback for us in new branches has been like 7 years basically. I mean it has been huge. I think that's extreme and I am not sure of why that is, and obviously we've looked at that in terms of anything it is that we've chosen to do. But what I have told my affiliate presidents is that we have to look hard at the existing branch network, figure out those that don't make sense, then figure out where else we would like to be, and I will think about at the holding company whether we want to finance that for them, if you will; in other words, because it is a corporate initiative to look at it. We are going to open in Northern

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Virginia. We have opened there. We've got one office there; we may open another.
Nothing of scale and its focus is on commercial lending activities, our real estate lending, and wealth management with some transactional capacity. We have one in Tyson's Corner for example. They are not yet full service and that's what we were looking at. And just in terms of giving our corporate customers, if you will, and our wealth management clients the ability to effect transactions as well. So, they tend to think of them as loan production offices, if you will, and wealth management offices, but we are thinking about adding transactional capacity to that in a small way.

Question: [inaudible] and what bank are they branches of?

Mr. Kelly: Potomac Valley. That's what they would be, which again is our affiliate, which is literally right across the river. In another words, it is the Potomac Valley because it is along the Potomac, and all they have to do is just sort of come across 495, if you will. So, that's how we are thinking about it. It may also be we are thinking through the branding issue in Northern Virginia and does it make sense to have Potomac Valley, which a Maryland bank, have branches in Northern Virginia or should we brand them Mercantile or how does that affect the affiliate structure going forward. So they are some of the issues we are trying to work through. We are certainly not going to do de novo in a big way. Yes.

Question: You mentioned that it's a sellers market, [inaudible] a few shareholders point of view here and [inaudible] your stock sells at a considerable a discount [inaudible] the numbers [F&M], [inaudible] and can you go through how you think about you know, selling out yourselves versus, you know, if we grow it at this rate, how long does that take to get us where we want to be [inaudible]?

Mr. Kelly: Sure, absolutely. I mean, the way I think through it obviously, and one of the issues that came up and somebody was bold enough to ask and understandably so during the course of the conference call, which is, "If this is what the market will allow sellers to demand, why didn't you sell yourself?" Which I think is a fair question. I think there are a couple of responses to it just to address that one upfront, and then I will get to the question that you asked. One is that I

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think any buyer has got to see some upside opportunity in whatever it is that he is buying. I think from the standpoint of a buyer looking at Mercantile, there are a couple of things that are difficult about it. One is, I think it is pretty difficult to achieve risk-adjusted returns better than the ones we've achieved historically, if you are looking at us as a buyer. And secondly, we have a 46% efficiency ratio. I am not sure what it is the buyer thinks he is going to be able to get out of that. So his ability to pay the kinds of premiums that might be associated with other deals I think are pretty limited. So, I think it is a red herring in that respect because we are not an under managed or an under leveraged franchise. Now, going to the core of your question, although having said that, you know, look the fact is that, I take very seriously shareholders' interests and the extent that there were a serious offer which made sense with currency that made sense, which I think is a huge caveat in the current environment, of course you've got to take a look at it. I think it is extremely unlikely for the reasons that I just described, and I do think every day you have to make an investment decision in terms of whether you'd like to hold your own currency or hold someone else's. As I said on the call, I am pretty comfortable with our currency now, and that is part of what forms that overall judgment. Now, going to the core of your question, part of what drives me is that I'd like to look at it in terms of -- and I understand we get credit for some of this and we don't get credit for others -- what can we do to make the franchise we're looking at more efficient just in a straightforward basis in terms of taking costs out? But for me it is also a question of what can we do to grow it. And from my standpoint, if we don't grow F&M, just to take an example, more quickly over time than it has grown historically and that we grow ourselves, I will have failed. So the issue is not just get to our internal growth rate -- long-term growth rate whatever that might be, but to try to add a point or two to it. And that is how we looked at F&M. I think, not withstanding that F&M was an extremely solid franchise, I think it was under leveraged. Right now, I think the fact is when you have efficiency ratios where theirs were, there is a huge opportunity to take costs out, but more importantly when you look at the complementarity of our two businesses, I think arguably they were stronger in the retail front than we were. I think in one level we have an under leveraged retail franchise; we have not done as much with it as we should. I think they have actually been pretty good at that business. They have a hugely under leveraged commercial franchise, which is frankly right at the core of what we do well. So, when we looked at it in terms of cost saves, what we had to pay, and what we believe we would be able to do with respect to our own growth on a combined basis

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going forward, I think they reached a conclusion that they were better off partnering with us, and we reached a conclusion that we were better off partnering with them. The other way I think about it, just to be honest about it, and I look at every deal this way is, are we going to be more attractive tomorrow than we were yesterday? In other words, if we do this transaction, how is it that we are going to be perceived not only by the market, but by potential partners? My own view for what it is worth, and I understand that this is not the end of the question, but having said that, if we are second in Maryland in deposits, and we've got very strong positions in what I regard as the strongest growth area in Maryland, I don't think we are any less attractive by virtue of having done this deal than we were before we did the deal, and those are the factors that I think about as we look at acquisitions. Are we better off having done it economically, just looking at what we can take out in costs and what we can do in terms of growth, and have I in any way limited my options going forward? I think the answer to those questions in this case were, it works economically, and I think we are more rather than less attractive.

Question: [inaudible] have you spent enough time with the Board at F&M to have them confide in you, what triggers them into this decision? It's an old, old franchise.

Mr. Kelly: It is, Bob, and the short answer is even if I had I wouldn't tell you. Only in the sense that I think that is for them to say, but I can tell you generically my experience with boards is that I think there are a couple of things that happen; one is that there is fatigue factor, you know, which sets in, and obviously having gone through things that some banks go through in order to get themselves back in the right track, at some point the board says, we've done this but taking it the next levels are going to be even harder than having gotten it to this level, and are we really prepared to take it to the next level? And I think good boards actually sit and think about that and draw conclusions about what they should do. Sometimes, you have succession issues; that wasn't the case here. I think it was more a question of their concluding, in this case in particular without addressing the specifics of it, and frankly I wasn't privy to the internal dynamics, although, we are going to have two F&M Directors join our Board, and several of them will join the Board of F&M -- the new affiliate. I think that they just concluded that from their standpoint - liquidity, value, growth going forward -- that they were better off being a part of us than they were on a standalone basis. I think they made that investment decision that I referred to earlier, and decided

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that they would rather hold Mercantile stock than F&M stock. The other question that I have gotten from time-to-time is, "Why did you put 75% stock in the deal? Why don't you do more cash?" Well the short answer is that they wanted 75% stock. No surprise. But that's, I think, ultimately what drove them better off together than apart. Chris.

Question: [inaudible] Can you talk about what you think about credit quality [inaudible]?

Mr. Kelly: Yeah, I think credit quality is interesting, Chris. Credit quality is
- it's the thing that keeps me awake at night. Not because I am really worried about it in the sense that anything catastrophic, but because I am worried about it given the perception of Mercantile and how important that is I think to the core franchise. We actually have been, I think, extraordinary, historically at managing credit risk. I think that's in part because we are so good at underwriting and structuring credits. So, even when we have non-performers and monitored loans, there is no linear connection between that number and the charge offs that we have because we are as good at underwriting and structuring, and as you know, we get personal guarantees and generally have a lot of collateral. I think, if anything on the face of it, you know, credit quality seems to be getting a little better. I don't trust that because I think it's wholly dependent on how it is that the economy goes over the next 6-12 months and my crystal ball is no better than yours. But on the face of it, it seems to be getting a little better. Now having said that, are there credits that because of the weather and because of the economic conditions and because of what's been going on geo-politically over the last six months that begin to give me some pause, yes. So I think there is going to be some migration. It's a question of how much and to what extent. As you know, we put those airplane loans in the monitored category in the fourth quarter for a couple of reasons. One is that I don't think, at least my bias is that it's better not to surprise you by having something go from performing to non-performing in one fell swoop, but to have it stop along the way some place, if we can possibly avoid it. The other thing is that I think it is useful just to give you a sense of what it is that's worrying us. And I think given conditions in the industry, not withstanding the fact that it is a very small regional airline, I think it made sense to put them in. As you know from something we said during the quarter, essentially those loans are now current, they are on a sounder footing than they were at the end of the fourth quarter and they will not migrate to non-performing. Now is it possible over time, you know, that you may see increases

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in that intermediate category? Yes it is, because I think there are going to be stresses on the credit quality front. What I can't predict and what I have no evidence of now is the stress has turned into cracks, which has reflected in increases in non-performers.

Question: Could you talk about the Boyd-Watterson acquisition? It seems to have been done at a good price.

Mr. Kelly: Great price. It's a great deal for us actually. Right, it's a great deal. I am very pleased about it. I went out for the closing dinner a week or so ago in Cleveland. It helps us on two fronts; one is they are very good fixed income managers and we are going to be able to avail ourselves of their performance very quickly, and I think very beneficially. And the second thing is they are very strong Taft-Hartley relationships. And curiously, this is not a widely known fact, so does Mercantile. As you know, we do the building investment jobs for the AFL-CIO, which is an important part of our wealth management business, and I think our ability to capitalize on each other's strength in that area with niche asset management for Taft-Hartley plans and for unions is very strong. Very good cultural fit. I don't think they thought of us, frankly, as they were thinking about what it is that they might do with their future. But based on the context that we had with them and the meetings we've had with them, we got along very well. We were comfortable with the culture and so were they. It was a very good price. I think the fact is that they were looking for a home where they were comfortable that they'd have the opportunity not only to have the autonomy that had served them so well in the past, but the opportunity for the upside as well. So our affiliate template in a curious way actually played very well with them because they saw how we ran the commercial banks and actually let people sort of be in control of their own destiny within limits, and they liked that and it played well. And from our standpoint, and believe me again going back to my experience in my prior life, the one mistake that people have made it seems to me is that when they buy something, they end up destroying the very value that they perceived in the first instance by putting their arms around and squeezing it to death. I think with Boyd-Watterson we can let them do what they do well and we can both mutually benefit from it.

We have a break-out session in other rooms. Thank you very much.

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Mr. Kelly: Chris, thank you.